UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 17, 2020

POSTADS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-208931	35-2539888
State of Incorporation	Commission File Number	IRS Employer I.D. Number

2332 NW 87th Drive, Coral Springs, Florida 33605

(Address of Principal Executive Offices)

Registrant’s telephone number: (954) 464-1642

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry Into a Material Definitive Agreement

On July 17, 2020, PostAds, Inc. (the “Company” or “PostAds”) entered into, and on July 23, 2020 consummated an agreement (the “Exchange Agreement’) with Breyon Prescott, the sole stockholder of glacier worldwide inc., a Nevada corporation (“Glacier”), pursuant to which the Company acquired 100% of the outstanding shares of Glacier in exchange for 78,000,000 shares of the Company’s common stock (the “Acquisition”).

PostAds was formed to provide an online platform which would offer an alternative marketplace buyers and sellers of new and pre-owned goods and service items. PostAds remains in the development stage. Its activities have been devoted to business planning and limited development of its platform due to a lack of capital.

Glacier was formed by Mr. Prescott to leverage his experience and contacts in the music, entertainment, sports and media industries as well as his ability to develop branding opportunities for his clients. Glacier intends to not only manage the careers of its clients but to facilitate their development and marketing of branded products and multimedia across a variety of industries, including footwear, fashion, leisurewear, sports apparel and accessories. Mr. Prescott is currently recruiting others to join the Company’s management team to accelerate the growth of Glacier’s business.

In connection with the Acquisition, 18,000,000 of the 40,036,400 shares held by the existing stockholders of the Company were cancelled. Consequently, Mr. Prescott now owns approximately 78% of the Company’s outstanding shares.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the document, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01 Completion of Acquisition or Disposition of Assets

In response to this Item, the information in Item 1.01 is incorporated herein.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Acquisition, the Company issued 78,000,000 shares of its common stock (the “Shares”) to Mr. Prescott in exchange for all of the outstanding shares of Glacier. Mr. Prescott is an accredited investor, as defined in Rule 501(a) of Regulation D under the Securities Act (“Regulation D”). The issuance and sale of the Shares was exempt from the registration requirements of the Securities Act pursuant to the exemption from registration provided by Rule 506 of Regulation D. The certificates representing the Shares were endorsed with the customary Securities Act restrictive legend. The Company did not pay any brokerage fees or commissions in connection with the Acquisition.

Item 5.01 Change in Control of Registrant

As a result of the Acquisition, Mr. Prescott owns 78,000,000 shares of the Company’s common stock, representing approximately 78%, of the outstanding shares, of the Company’s common stock. Mr. Prescott has become the Company’s sole director and currently serves as its President and Secretary.

Item. 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Acquisition, on July 23, 2020, Kenneth T. Moore resigned from his position as a director of the Company and from all executive offices in which he served the Company and Colm J. King resigned from his position as Chief Financial Officer of the Company. Immediately prior to the resignation of Mr. Moore, Mr. Prescott was elected as a director, President and Secretary of the Company.

Mr. Prescott, age 46, a Grammy Award Winner, has had an extensive and prolific career in the music and entertainment industries. Mr. Prescott has worked with Dr. Dre, Drake, Lil Wayne and Alicia Keys. He partnered with Clive Davis, former Chairman of Arista and J records. Mr. Prescott signed Jamie Foxx and managed his music career, leading Foxx to an Oscar, Golden Globe and Grammy.

In 2015, L. A. Reid appointed Mr. Prescott President of Urban Music at Epic Records, where he signed Rick Ross, French Montana and helped DJ Khalid along with other top hip hop influencers. His contributions have led to more than $100 million in revenues for major record companies.

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In addition to holding top positions in entertainment, Mr. Prescott has produced award winning content for film and television, and has managed marketing and branding campaigns for athletes, among these a multi-million dollar signature shoe deal with Reebok for NBA All-Star, Baron Davis.

Since 2015 Mr. Prescott has served as President of A/R Urban Music of Epic Records where he houses his Chameleon Entertainment imprint.

Mr. Prescott graduated from Clark Atlanta University with a degree in Political Science in 1996.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 16, 2020 the Company filed a certificate of amendment to its articles of incorporation with the Office of the Secretary of State of Nevada increasing the number of shares of common stock it is authorized to issue from 90,000,000 shares to 150,000,000 shares.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired *
(b)	Pro forma financial information*
(c)	Exhibits.

* To be filed by Amendment

Exhibit No.	Description
2.1	Share Exchange Agreement dated July 17. 2020, between the Company and Breyon Prescott.
3.1	Certificate of Amendment to Articles of Incorporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2020

POSTADS, INC.

By:	/s/ Breyon Prescott
Breyon Prescott
President

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